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EXHIBIT 10(p)
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			MIDLANTIC CORPORATION EXECUTIVE

			 SUPPLEMENTAL RETIREMENT PLAN


	Effective as of January 1, 1989, Midlantic Corporation hereby establishes the Midlantic Corporation Executive Supplemental Retirement Plan (the "Plan"). The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which such Plan is exempt from Parts
2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is not a qualified plan under the Internal Revenue Code of 1986, as amended (the "Code") and benefits are paid to participants directly by the Company.

				 ARTICLE I
				Definitions

	1.1 "Accrued Benefit" means a participant's pension benefit computed in accordance with the terms of the Retirement Plan as of the participant's Normal Retirement
Date.

	1.2 "Board of Directors" means the Board of Directors of Midlantic Corporation.

	1.3 "Company" means Midlantic Corporation and any member of the controlled group of corporations of which it is a part which adopts this Plan with the approval of the Board of Directors.

	1.4 "Committee" means the Committee appointed in accordance with Article IV hereunder.

	1.5 "Eligible Employee" means any person employed by the Company who is a participant in a Retirement Plan and whose compensation exceeds the limitation set forth in
Section 401(a)(17) of the Code. The Board of Directors may exclude any Eligible Employee from participation in this Plan.

	1.6 "Excess Benefit Plan" means that portion of a plan maintained by a Company pursuant to Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, to provide Retirement Income in excess of the Section 415 limitations of the Code applicable to the Retirement Plan.
	1.7 "Normal Retirement Date" means the Normal Retirement Date defined in the Retirement Plan.

	1.8  "Participant" means an Eligible Employee who has




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become a Participant in accordance with Article II.

	1.9 "Retirement Income" means the annual amount payable in accordance with the Retirement Plan.

	1.10 "Retirement Plan" means the defined benefit plan maintained by the Company which such defined benefit plan is qualified under Section 4Ol(a) of the Code.

	1.11 "Supplemental Retirement Benefit" means the annual amount payable under this Plan.

	1.12 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.

				 ARTICLE II
				Participation

	An Eligible Employee, unless excluded by the Board of Directors, shall become a Participant hereunder on the later of (i) the effective date of the Plan; or (2) the first day of the calendar year coincident with or next following the date his Accrued Benefit under the Retirement Plan would be limited by the restrictions on includable compensation under
Section 401(a)(17) of the Code.

				   ARTICLE III
				Retirement Income

	The Company shall pay to each Participant whose Accrued Benefit under the Retirement Plan is reduced as a result of the limitation under Section 401(a)(17) of the Code on includable compensation, a Supplemental Retirement Benefit equal to (a) the Retirement Income which would have been payable to him under the Retirement Plan without regard to such limitation; and (b) with respect to any Participant covered by an Excess Benefit Plan, the additional amount payable under subsection (a) if the limitations of Section
415 of the Code were inapplicable; less (c) the actual amount of Retirement Income payable under the Retirement
Plan and any amount payable under an Excess Plan. The Supplemental Retirement Benefit payable hereunder shall be paid in the same form, subject to the same reductions for early commencement and actuarial equivalence, as the Retirement Income payable from the Plan. Commencement of the Supplemental Retirement Benefit shall be contemporaneous with commencement of Retirement Income. If the Participant dies before the commencement of his Supplemental Retirement







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Benefit, his designated beneficiary under the Retirement
Plan shall be entitled to a death benefit hereunder in the same form, commencing at the same time, as any death benefit payable under the Retirement Plan.

				  ARTICLE IV
				Administration

	4.1 The Board of Directors shall appoint a Committee to supervise the daily management and administration of the Plan.

	4.2	(a)  It shall be the duty of the Committee:
		(1) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Committee hereby or necessary to carry out the provisions thereof.

		(2) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

		(3) To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

	(b) In carrying out the Committee's functions hereunder:

		(1) The Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

		(2) All acts and decisions of the Committee shall be approved by a majority of the Committee and shall apply uniformly to all members of the Committee in like circumstances. Written records shall be kept of all acts and decisions.

		(3) The Committee may authorize one or more of its members, or other representatives, to act on its behalf.

		(4) The Committee shall have the right to hire, at the expense of the Company, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of duties.








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	4.3  With respect to any Participant in this Plan who
also is covered by an Excess Benefit Plan, if necessary the Committee shall allocate the accrual of benefits between the two plans so that no duplication of benefits occurs.

				  ARTICLE V
				Miscellaneous

	5.1 All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company.  The Company, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it
in meeting with obligations.   No person eligible for a
benefit under this Plan shall have any right, title to interest in any such investments.

	5.2 Midlantic Corporation reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by Midlantic Corporation shall reduce a Participant's Supplemental Retirement Benefit accrued as of
the effective date of such action.   If the Plan is
terminated, a determination shall be made of the amount of each Participant's Supplemental Retirement Benefit as of the Plan termination date. The amount of such benefits shall be payable to the Participant at the time it would have been payable under Article III if the Plan had not been terminated, based on years of service for benefit accrual purposes and compensation as of the date of termination as determined under the Retirement Plan, and assuming that the Participant would retire as of the later of the Plan termination date or the date the Participant attained age 55 and completed the minimum number of years of service for vesting purposes required for vesting in accordance with the Retirement Plan. Midlantic Corporation, in its sole discretion, may accelerate payment hereunder based on the present value of the accrued Supplemental Retirement Benefit as determined above.

	5.3 Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat him without regard to the effect which such treatment might have upon him as a Participant of the Plan.

	5.4 If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be incapable of giving valid







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receipt and discharge for such benefits they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

	5.5 The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt said right to such process, such assignment, transfer or disposition shall be null and void.

	5.6 Except to the extent preempted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed effective as of January 1, 1989.

ATTEST:					MIDLANTIC CORPORATION
(Seal)

/s/ Frank E. Lawatsch, Jr.		/s/ Robert Van Buren
_________________________		______________________________
						By: Chairman of the Board